Exhibit 5.1

January 12, 2021

Pioneer Natural Resources Company

777 Hidden Ridge

Irving, Texas 75038

Re: Amended and Restated Parsley Energy, Inc. 2014 Long Term Incentive Plan and Jagged Peak Energy Inc. 2017 Long Term Incentive Plan

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8, (the “Registration Statement”) of Pioneer Natural Resources Company (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 1,093,515 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”). A total of (i) 36,239 of the Shares subject to the Registration Statement are reserved for issuance under outstanding awards under the Amended and Restated Parsley Energy, Inc. 2014 Long Term Incentive Plan (the “2014 Plan”), (ii) 1,786 of the Shares subject to the Registration Statement are reserved for issuance under outstanding awards under the Jagged Peak Energy Inc. 2017 Long Term Incentive Plan (the “2017 Plan”), and (iii) 1,055,490 of the Shares subject to the Registration Statement are reserved for issuance under the Pioneer Natural Resources Company Amended and Restated 2006 Long-Term Incentive Plan (the “Pioneer Plan” and together with the 2014 Plan and the 2017 Plan, the “Plans”), which includes 175,915 Shares that may become available for issuance under the Pioneer Plan as a result of outstanding awards that are terminated, expire or are otherwise cancelled.

The Company assumed the 2014 Plan and the 2017 Plan pursuant to an Agreement and Plan of Merger, dated as of October 20, 2020, by and among the Company, Parsley Energy, Inc. and certain subsidiaries of the Company and Parsley Energy Inc. and assumed a portion of the remaining share reserve under the 2014 Plan for issuance under the Pioneer Plan pursuant to Rule 303A.08 of the NYSE Listed Company Manual in connection therewith.

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plans that would expand, modify or otherwise affect the terms of the Plans or the respective rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plans and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). This opinion is limited to the effect of the current state of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts. We express no opinion regarding any state securities laws or regulations.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

Gibson, Dunn & Crutcher LLP